EXHIBIT 10.3

TO:	The Purchasers of Common Stock and Warrants of On2 Technologies, Inc.

To Whom It May Concern:

This letter will confirm my agreement to vote all shares of On2 Technologies, Inc. (“ONT”) voting stock over which I have voting control in favor of any resolution presented to the shareholders of ONT to approve the issuance, in the aggregate, of more than 19.999% of the number of shares of common stock of ONT outstanding on the date of closing pursuant to that certain Securities Purchase Agreement, dated August 24, 2006, among ONT and the purchasers signatory thereto (the “Purchase Agreement”) and the other agreements entered into in connection therewith or as otherwise may be required by the applicable rules and regulations of the American Stock Exchange(or any successor entity). This agreement is given in consideration of, and as a condition to enter into such Purchase Agreement and is not revocable by me.

By:
Name of Shareholder: Percentage Beneficial Ownership: